SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 24, 2019

                        INTERFACE, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	001-33994	58-1451243
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1280 West Peachtree St. NW Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (770) 437-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    □
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   □

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2019 Annual Shareholder Meeting Vote Results

At the Company’s 2019 annual meeting of shareholders, one of the Company’s directors, Mr. Andrew Cogan, had more votes withheld from election than he received in favor of his election.  This was previously disclosed in the Company’s Current Report on Form 8-K filed on May 16, 2019.

Mr. Cogan’s Conditional Resignation

Mr. Cogan promptly tendered to the Company’s Board of Directors (the “Board”) his resignation from the Board and from those Board committees on which he serves, in accordance with the Company’s Majority Voting Director Resignation Policy (the “Majority Vote Policy”). The effectiveness of Mr. Cogan’s resignation was conditioned on the Board’s acceptance thereof.

Majority Vote Policy

In 2017, the Board adopted the Majority Vote Policy in anticipation of such events.

Pursuant to the Majority Vote Policy, the Nominating & Governance Committee of the Board (the “Committee”) was required to consider Mr. Cogan’s conditional resignation and recommend to the full Board whether to accept or reject the conditional resignation.  The Committee is comprised of Christopher G. Kennedy, chairman of Joseph P. Kennedy Enterprises, John P. Burke, chief executive officer of Trek Bicycle Corporation, and K. David Kohler, chief executive officer of Kohler Co.

The Committee began by seeking input regarding its obligations.  It retained counsel to advise it of governance responsibilities and standards.  The Committee consulted with prominent shareholder advisory firms and leading investment firms.  It consulted with Company counsel and discussed with Company management Mr. Cogan’s tenure and qualifications.  Importantly, the Committee reached out to the Company’s large shareholders to obtain their input.  The Committee reviewed analysts’ comments, and recalled prior annual Board evaluations.  The Committee also reviewed Mr. Cogan’s attendance at and contributions during Board meetings.

In considering the tendered conditional resignation, and as further described below, the Committee evaluated the best interests of the Company’s shareholders and specific factors in support of this concept, including without limitation: (i) the Committee’s understanding of the underlying reason for Mr. Cogan not receiving a majority affirmative vote in favor of his election as director; (ii) the tenure and qualifications of Mr. Cogan; (iii) Mr. Cogan’s past and expected future contributions to the Board; (iv) the overall composition of the Board; and (v) feedback received from the shareholder outreach program.

Overboarding Developments

Following the annual meeting of shareholders, the Committee’s hypothesis was that the primary reason Mr. Cogan failed to receive a majority affirmative vote was due to proxy advisory firm and shareholder voting policies or guidelines regarding “overboarding” that set limits on the number of public company boards of directors on which a nominee for director may serve.  As disclosed in the Company’s proxy statement, Mr. Cogan is the sitting chief executive officer of Knoll, Inc., a leading designer and manufacturer of branded office furniture products, while also serving on the boards of directors of Knoll, the Company, and one other outside public company.

Only recently have proxy advisory firms or large institutional investors adopted strict policies around overboarding.  Certain prominent institutional investors adopted policies in the past few years, including two of the Company’s largest shareholders:  BlackRock, which adopted a more strict policy in 2018; and Vanguard, which adopted a more strict policy in 2019.  Excerpts from the guidelines show an intention to improve corporate governance, and that the policies were adopted based on the evolving role of directors and an assessment of the time and energy required to effectively fulfill director responsibilities.

There is no universally agreed definition of overboarding.  The institutional voting policies of certain prominent organizations, including those of ISS, have traditionally been more lenient, considering a director who is a sitting chief executive officer to be overboarded only if he or she serves on more than two other public company boards (or more than three total).  Glass Lewis’s current policy is more strict, allowing a sitting chief executive officer to serve on only one outside public company board.

At the largest U.S. public companies, as measured by inclusion in the S&P 500, service by a chief executive officer on more than one outside board is increasingly uncommon.  According to a 2018 analysis of S&P 500 corporations by executive-search firm Spencer Stuart, 45% of S&P 500 chief executive officers sit on at least one outside board, with 38% of chief executive officers serving on just one outside public company board, and 6% serving on two outside public company boards (and only three S&P 500 chief executive officers serving on three outside public boards).

Several of the Company’s largest shareholders are among the largest institutional investors in the equity market.  They have potential investments or interest in the 4,000 or so publicly traded companies in the United States.  Those companies might have, in aggregate, more than 30,000 individual directors.  Accordingly, certain investors indicate that they have embraced the notion of a single rule for an overboarding policy, rather than grapple with the complexity of evaluating the individual contributions of so many directors.

It is important to consider, however, that these voting policies are general policies that the various institutional investors and advisors have adopted to apply generally to all public companies in which they invest, without regard to individual circumstances.  The task for the Committee was to determine, under the Company’s Majority Voting Policy, and based on the individual circumstances of the Company and Mr. Cogan, whether Mr. Cogan may or may not be capable of adequately fulfilling his responsibilities to the Board and the Company’s shareholders, notwithstanding his other commitments.  Some of the overboarding policies expressly recognize that individual circumstances may warrant a different conclusion.  Consequently, the Committee believed shareholder engagement and outreach on this matter was important.

Shareholder Outreach Program

The Company’s Lead Independent Director, Mr. Christopher Kennedy, and the Company’s Chairman, Mr. Daniel Hendrix, reached out and requested calls with shareholders who represented approximately 68% of the Company’s voting shares.  Messrs. Kennedy and Hendrix spoke with shareholders who represented approximately 40% of voting shares.

Based on feedback from the shareholder outreach program, the Committee concluded that the underlying reason for Mr. Cogan not receiving a majority affirmative vote was due to certain institutional shareholder and proxy advisory firm voting guidelines (of general applicability, without regard to Mr. Cogan individually) against overboarding, pursuant to which such shareholders generally will withhold votes, and such advisory firms will advise shareholders to withhold votes, with regard to a director nominee who is a sitting chief executive officer of a public company who also serves on more than one outside public company board of directors.  As noted above, Mr. Cogan is a chief executive officer of a public company who also serves on two other outside public company boards of directors.

The outreach program also indicated that the shareholders who withheld votes from Mr. Cogan due to such overboarding policies are supportive of Mr. Cogan as a director of the Company provided that he reduces his other outside public company board service prior to the Company’s next annual meeting of shareholders.

Mr. Cogan’s Unique Attributes

The Committee also examined Mr. Cogan’s tenure on the Board, where he has served as a director and as a member of the Compensation Committee since 2013.  During his tenure, Mr. Cogan attended 40 of 42 meetings (95%) of the Board and Compensation Committee.  The Committee noted that Mr. Cogan regularly was fully prepared for, and engaged in, Board and Compensation Committee meetings, and that his substantial contributions in those meetings were in the Company’s best interests.  In discussions with Mr. Cogan, the Committee also confirmed that he has adequate time and availability to fulfill his responsibilities as a director of the Company.

The Committee noted that the board of directors of Knoll, where Mr. Cogan serves as chief executive officer, elevated him to chairman after he became a Board member for Interface and another public company, thus indicating that Mr. Cogan had sufficient time to fulfill his duties to those organizations.

In addition, the Committee reviewed Mr. Cogan’s experience, skills and qualifications.  The Committee noted that he has substantial industry knowledge and experience, having served in senior management roles at Knoll for more than 20 years and as its chief executive officer since 2001.  Like the Company, Knoll is in the commercial interiors industry, is recognized for product design and innovation, and has strong relationships in the architect and design community (which often select, or specify, commercial interior products for end use customers).  Mr. Cogan’s company, Knoll, and the Company have similar go-to-market strategies, distribute through the same channels, have overlapping customer bases, and face similar issues around global manufacturing and international distribution.

For these reasons, the Committee found that Mr. Cogan is particularly qualified to bring strategic insight, design and marketing expertise, and in-depth knowledge regarding the Company’s global customers and distribution channels to the Board.  The Committee also considered Mr. Cogan to be a good fit with the Company’s culture and values.

Overall Board Composition

The Committee also considered the overall composition of the Board, including the skills, experience, expertise and independence of each director, including Mr. Cogan. Mr. Cogan’s experience at Knoll, where, as previously mentioned, he deals with many of the same challenges as the management team at the Company, makes him uniquely qualified to advise and support Company management.

Board Multi-Year Refreshment Effort

The Committee noted that it currently is engaged in a multi-year board refreshment effort and expects to add up to two new directors to the Board over the next 12 months.  In light of this effort, the Committee believed that searching for and adding a third new director in that same time period could potentially be disruptive to the normal functioning of the Board, especially considering the time and effort required to recruit independent directors.

Analysis

Based on the above factors and its analysis, the Committee concluded that it was in the shareholders’ best interest to retain Mr. Cogan, but the Committee also recognized that shareholders were concerned about overboarding.  The Committee therefore recommended that the Board accept Mr. Cogan’s conditional resignation on a delayed basis, effective February 28, 2020, unless Mr. Cogan reduces his other outside public company board service prior to the Company’s next annual meeting of shareholders.  The Committee believed this recommendation takes into consideration the articulated shareholder concerns about overboarding, and the resulting vote total for Mr. Cogan, while also providing the Board and Mr. Cogan with time and an opportunity to remediate the underlying reason he did not receive a majority affirmative vote at the last annual meeting of shareholders.

July 24, 2019, Board Meeting

In its regularly scheduled meeting on July 24, 2019, the Board considered all of the materials which were previously reviewed by the Committee in connection with its consideration of, and recommendation regarding, Mr. Cogan’s conditional resignation.  After carefully considering the best interests of the Company’s shareholders and the other factors discussed above, and based upon the recommendation of the Committee, the Board adopted the following resolution:

RESOLVED, that Mr. Cogan’s conditional resignation is accepted on a delayed basis effective as of February 28, 2020, unless, by that date, Mr. Cogan has reduced the number of public company boards of directors on which he serves such that, by that date, he sits on only one public company board in addition to the board of directors of Knoll, Inc. (where he serves as the chief executive officer), in which case the conditional resignation would be deemed rejected.

Mr. Cogan did not participate in the Committee or Board deliberations regarding his conditional resignation.

Conclusion

The Board takes seriously the concerns expressed by certain shareholders about overboarding, and is committed to comprising the Board with individuals who have adequate availability to fulfill their responsibilities as directors.  The Board also is committed to being responsive to shareholder concerns, as it has been in recent years by improving its proxy statement format, enhancing its environmental, social and governance disclosure, and not renewing the Company’s previously-existing poison pill.  The Board appreciates that shareholders have expressed a willingness to support Mr. Cogan in the future, provided that he reduces his outside board service at other public companies before the Company’s next annual meeting of shareholders.  The Board further recognizes Mr. Cogan’s substantial contributions to the Board, his industry knowledge and experience, and his strong alignment with the Company’s culture and values, and believes his continued service as a director is in the best interest of the Company and its shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERFACE, INC.

By:	/s/ David B. Foshee
David B. Foshee
Vice President
Date: July 29, 2019